EXHIBIT 10.17

                                          Clements Citrus Sales of Florida, Inc.
                                                                   P.O. Box 2594
                                                       Stuart, FL 34995-2594 USA
                                                                  (561) 219-0132
                                                             Fax: (561) 219-3712
                                                         E-mail: ccsusa@gate,net

                                                  Serving: United States o Japan
                                                      People's Republic of China

                                                   July 19, 2001

Mr. Ismail Atwan
Managing director
Trade Link Group, Inc.
200 S. Indian River Drive
Suite 305
Fort Pierce, FL 34950


Dear Ismail,

This is to confirm our telecon today, during which you have expressed interest in acting as our representative in Saudi Arabia and Jordan with the objective of securing orders for our products, and especially the frozen concentrated orange juice (FCOJ) in 12 oz cans, as first step. In due course you will secure orders for all our products, which include: fresh oranges and grapefruits, frozen concentrated cranberry, apple and grapefruit juices, and dried cranberries, strawberries, blueberries, apples and cherries.

We accept you request for a test period till the end of December 2001. Upon executed orders for a minimum of US $ 100,000.00 you will be eligible for a new term of 12 months, during which the executed orders should amount to a minimum of US $ 500,000.00. The third period will require annual sale volume in the amount of $ 1,000,000.00. For the 4th and subsequent years we need to see a minimum growth rate of 10% over the actual sales of the previous year, in order for you to have renewed your representation agreement from year to year.

You will receive a 5% commission, added to our selling price; said commission will be paid upon our collection from the importer.

The FCOJ information is as follows:

12 oz.  (355 ml) cans
24 cans per case
780 cases per 20ft container
1944 cases per 40ft container


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US $ 21.00 per case ex processing plant in Florida
(US $ 20.00 is our price plus 5% [US $ 1.00] to cover your commission)

payment by Confirmed Irrevocable Letter of Credit on a primary US bank at sight.

Mixing instructions: add 3 cans of water to 1 can of FCOJ.

FCOJ samples will be made available to you, at no cost, for your shipment to potential importers in the two countries.

In enclosure please find 30 sale brochures for your sale presentations and three cans of FCOJ for your taste testing.

Should you have any questions, please feel free to ask.

This letter is presented to you in duplicate. Please sign and return the duplicate copy, retaining the original for your files.

Wishing you much success with this new project, and with kindest regards,



                                   Sincerely,

                                  /s/ Antonio Doria
                                  Antonio Doria
                                  President & CEO

Encls.


Read, understood, and accepted:



/s/ Ismail Atwan                     July 19, 2001
---------------------------
Ismail Atwan
Managing Director
Trade Link Group, Inc.